Exhibit 99.1

FROM:	CONTACT:
SITEL Corporation	Bill Sims, Investor Relations
7277 World Communications Drive	402-963-6810
Omaha, NE 68122

FOR IMMEDIATE RELEASE

SITEL CORPORATION REPORTS SECOND QUARTER 2005 RESULTS

Revenue of $251.8 million and EPS of $0.04

Omaha, NE—August 9, 2005 —SITEL Corporation (NYSE:SWW), a leading global provider of outsourced customer support services, announced today its financial results for the second quarter and six months ended June 30, 2005.  The company also filed its Quarterly Report on Form 10-Q with the Securities and Exchange Commission for the quarter.

Second quarter of 2005 revenue of $251.8 million and earnings per share of $0.04, which includes net restructuring credits of $2.6 million, are in line with the Company’s previously announced outlook of revenue in a range between $250 million and $255 million and EPS in a range from $0.00 to $0.03.

Summary of results for the second quarter of 2005:

•                  Revenue of $251.8 million in Q2 05 increased 5 % over Q2 04.

•                  Operating income of $7.3 million for Q2 05 was up from an operating income of $7.1 million in Q2 04.

•                  Net income of $3.2 million, or $0.04 per diluted share, in Q2 05 was up from $2.5 million, or a profit of $0.03 per diluted share in Q2 04.

•                  The Q2 05 operating income included a net gain of $2.6 million primarily from the reversal of a restructuring liability for the opening of a previously closed leased facility to accommodate new business in North America.

Commenting on the second quarter results, Jim Lynch, Chairman and CEO of SITEL Corporation, said, “Revenue growth combined with our profit improvement initiatives are on track to help us reach our profitability goals.  In July, we announced additional cost improvement plans with facility consolidations and headcount reductions in Northern Europe. These actions will help us improve underperforming business units by reducing cost and increasing workstation utilization, therefore enhancing their profitability. Since our restructuring efforts began in the fourth quarter 2004, and including the recently announced Northern Europe restructuring, the annualized savings from these efforts will be approximately $18 million to $22 million. Going forward, a primary ingredient of our profitability goals is continued revenue growth.  We expect a lower revenue quarter in the third quarter with seasonally lower volumes in Europe, but fourth quarter is expected to increase substantially to a record high to help us achieve our profitability goals. We are experiencing growth across a majority of our business units.”

Second quarter 2005 financial results

SITEL’s second quarter of 2005 revenue was $251.8 million as compared to revenue of $240.1 million in the second quarter of 2004. In the second quarter of 2005, operating income was $7.3 million and net income was $3.2 million, or a profit of $0.04 per diluted share.  This compares to an operating income of $7.1 million and net income of $2.5 million, or $0.03 per diluted share in the second quarter of 2004.   In the second quarter

of 2005, to accommodate new business, the Company opened a previously closed leased facility.  By doing so, restructuring liabilities of $3.2 million associated with the closure of the facility were reversed.  This was partially offset by severance charges associated with other continuing restructuring initiatives.

Revenue in the second quarter of 2005 was up 5% compared to the second quarter of 2004. Activity improved from increased volumes and expanded programs with existing clients across most North American business units, in particular the financial services, consumer and technology sectors.   Business units, including those in Germany, Spain, Netherlands, Australia, Portugal, Singapore, Brazil, and Panama, experienced double-digit growth through both expanded existing business and new wins.  The revenue growth of 5% was despite lower activity from the previously announced loss of an account last year, reduced pricing on a major client contract in 2004, and lower revenue in the risk management business unit in North America.

During the second quarter of 2005 the Company generated cash from operations of $12.3 million and recorded capital expenditures, including capital leases, of $7.8 million.  The Company ended the quarter with $29.5 million in cash and $40.7 million available under our credit facility.

Subsequent to the end of the second quarter of 2005, the Company bought back $6.2 million of its 9-1/4% senior subordinated notes, reducing total outstanding notes from $90 million to $83.8 million.

Six-month 2005 financial results

For the six months ended June 30, 2005, revenue was $503.0 million, up 4% from revenue of $484.1 million in the first six months of 2004. The Company recorded net income of $4.7 million for the first six months of 2005, or a profit of $0.06 per share, compared to a net income of $7.3 million, or a profit of $0.10 per share, in the same period of 2004.

Highlights for the second quarter of 2005

During the second quarter of 2005 new business wins has been particularly strong.  The Company was awarded new business from several new and existing clients. In Asia Pacific an airline company, an online payments firm, and new insurance client were added.  In Latin America a major fixed line telecom client was added. In Europe a major utility company awarded the Company their business. In North America the Insurance, Technology, Financial Services and Consumer business units have added new and prospective business from over 10 major new logos between them. New multi-national programs for a consumer electronics firm and wireless telecom company were also confirmed. In total these wins are expected to

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fill over 1,000 workstations of new business. In addition, the Company commented that its current pipeline is very strong with many major prospective wins from its decentralized network of 32 business units around the world.

In the United States, SITEL announced it was selected to team with Pearson Government Solutions to provide customer services to support inquiries arising from changes in Medicare and Medicaid programs.  Operations, which are expected to last three to six months, involve over 1,500 SITEL customer service professionals (CSP) working from contact centers located in Texas, Nevada, Wisconsin, Georgia, and Tennessee.

In July, the Company announced additional cost reduction initiatives under its ongoing profit improvement plan with the consolidation of facilities in Northern Europe.  The consolidation of facilities and transition of clients is expected to improve profitability in Northern Europe commencing primarily in the first quarter of 2006.

Outlook

In line with the normal cyclical third quarter downturn, the Company expects third quarter of 2005 revenue to be within a range of $242 million to $247 million and earnings per share of approximately breakeven, excluding ramp up cost associated with the North American win.  Including the ramp up cost for the North American win, the Company would expect earnings per share to be in the range of a loss of $0.02 to a loss of $0.05.  However, the Company expects a record fourth quarter in revenue and earnings per share.  The Company anticipates fourth quarter revenue to be in a range of $275 million to $290 million and earnings per share in a range of $0.11 to $0.15.  Revenue and earnings per share in the third quarter may be lower than forecast yet offset by higher earnings per share in the fourth quarter pending finalization of contract terms and the appropriate revenue recognition methodology of the North American win.

The above comments are based on current expectations, exclude the previously announced charges related to the Northern Europe restructuring of $ 7 million to $ 9 million and any other non-recurring items, and supersede any prior outlook provided by the Company.

Conference Call

SITEL executive management will host a conference call to discuss second quarter 2005 financial results tomorrow, August 10, 2005 at 8:30 a.m. ET.  To participate, for domestic callers, please dial 1-(877) 209-0397 and for international callers, please dial 1-(612) 332-0636.  Replay of the conference call will be available in the U.S. by dialing (800) 475-6701 and International by dialing (320) 365-3844  (Access Code) 789755, starting at 12:00 p.m. ET on August 10, 2005 and will play for seven days.  The conference call will be simulcast live on the Internet via SITEL’s web site at http://www.sitel.com.  Replay will be available for seven days.

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About SITEL

SITEL is a leading global provider of outsourced customer support services. On behalf of many of the world’s leading organizations, SITEL designs and improves customer contact models across its clients’ customer acquisition, retention and development cycles.  SITEL manages approximately two million customer interactions per day via the telephone, e-mail, Internet and traditional mail.   SITEL has over 34,000 employees in 90 global contact centers, utilizing more than 25 languages and dialects to serve customers in 55 countries   SITEL is a leader in the contact center industry.  Please visit SITEL’s website at www.sitel.com for further information.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words “expects,” “will,” and similar expressions in this news release identify forward-looking statements, which speak only as of the date the statement is made.  SITEL assumes no obligation to update any such forward-looking statement.  Although SITEL believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct.  Because forward-looking statements involve risks and uncertainties, future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.  Important factors that could cause actual results to differ materially from SITEL’s expectations may include, but are not limited to the following, many of which are outside SITEL’s control: client budgets and plans, effectiveness of cost control initiatives, effectiveness of revenue enhancement initiatives, delays in approving new contact center initiatives or in moving forward with previously approved initiatives, terms of final contracts to be completed with clients, ability to negotiate contracts on acceptable terms, contract termination provisions, delays in ramp up of services, customer demand for client products and services, the demand for off-shore services, delays in securing necessary regulatory approvals, licenses, leases, personnel, services and equipment for new facilities, competitive pressures in SITEL’s and its clients’ industries and in local markets, reliance on major clients, subcontractors and strategic partners, mergers and restructurings involving clients or prospective clients, industry regulation, reliance on telecommunications and computer technology, unanticipated labor, contract or technical difficulties, general and local economic trends and conditions, the effects of leverage, currency translation, uncertainties of litigation, risks associated with operating a global business, and dependence on credit availability and credit market conditions. SITEL’s Form 10-K, 10-Q and 8-K reports filed with the Securities and Exchange Commission describe other important factors that may impact SITEL’s business, results of operation and financial condition and cause actual results to differ materially from those set forth in, contemplated by or underlying the forward-looking statements.

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SITEL CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

Revenue	$251,809	$240,055	$502,978	$484,123

Operating expenses:
Direct labor and telecommunications expenses	153,636	143,032	306,112	287,160
Subcontracted and other services expenses	12,886	13,022	25,774	25,837
Operating, selling and administrative expenses	80,555	76,922	160,558	153,762
Asset impairment and restructuring expenses, net	(2,609)	—	(2,609)	—
Total operating expenses	244,468	232,976	489,835	466,759
Operating income	7,341	7,079	13,143	17,364
Other income (expense):
Interest expense	(2,939)	(3,099)	(5,796)	(6,332)
Interest income	140	121	260	242
Equity in earnings (loss) of affiliates	395	77	288	70
Other income (expense), net	(21)	(118)	(31)	(392)
Total other expense, net	(2,425)	(3,019)	(5,279)	(6,412)
Income before income taxes and minority interest	4,916	4,060	7,864	10,952
Income tax expense	1,392	1,331	2,531	3,183
Minority interest	307	210	667	424

Net income	$3,217	$2,519	$4,666	$7,345
Weighted average common shares outstanding:
Basic	73,764	73,670	73,750	73,652
Diluted	73,843	74,174	74,090	74,077

Earnings per share:
Basic	$0.04	$0.03	$0.06	$0.10
Diluted	$0.04	$0.03	$0.06	$0.10

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SITEL Corporation

Preliminary Balance Sheet Data – Second Quarter 2005 Earnings Release

(in millions)

(Unaudited)

	6/30/04	9/30/04	12/31/04	3/31/05	6/30/05

Cash	$49.5	$42.1	$28.9	$35.0	$29.5
Accounts Receivable	$172.1	$175.9	$191.4	$194.0	$190.3
Total Current Assets	$240.2	$237.2	$237.5	$247.1	$236.0
Total Assets	$412.8	$407.6	$397.5	$399.2	$385.0
Total Current Liabilities	$143.9	$136.4	$154.7	$246.7	$238.5
Long-Term Debt and Capital Leases, net	$108.4	$108.6	$98.4	$7.8	$7.0
Total Debt - Short-Term and Long-Term	$135.6	$132.6	$120.4	$138.4	$126.7
Total Liabilities	$254.6	$247.8	$262.2	$265.6	$253.8
Total Equity	$155.9	$157.3	$132.7	$130.6	$128.3

Revenue Statistics - Second Quarter 2005 Earnings Release

(Unaudited)

Service Mix
% of Total Revenue	Q204	Q304	Q404	2004	Q105	Q205	2005

Customer Acquisition	20.0%	19.2%	20.8%	20.3%	17.4%	16.1%	16.7%
Customer Care	55.8%	56.0%	54.4%	54.7%	57.1%	60.5%	58.8%
Technical Support	15.3%	16.1%	17.9%	16.4%	18.0%	17.6%	17.8%
Risk Management	6.8%	6.5%	5.3%	6.6%	6.3%	5.5%	5.9%
Other	2.1%	2.3%	1.6%	2.1%	1.3%	0.3%	0.8%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Geographic Mix
% of Total Revenue	Q204	Q304	Q404	2004	Q105	Q205	2005

North America	51.5%	51.2%	48.8%	51.1%	48.9%	47.7%	48.3%
Europe	41.4%	40.5%	43.3%	41.4%	42.9%	42.2%	42.5%
Asia Pacific	4.1%	5.0%	5.0%	4.5%	4.9%	5.7%	5.3%
Latin America	3.0%	3.3%	2.9%	3.0%	3.2%	4.4%	3.9%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Industry Mix
% of Total Revenue	Q204	Q304	Q404	2004	Q105	Q205	2005

Insurance	6.7%	6.7%	6.4%	6.6%	6.1%	5.9%	6.0%
Financial Services	15.9%	17.0%	16.8%	16.6%	17.2%	17.1%	17.2%
Consumer Products	22.6%	20.2%	19.5%	21.7%	19.7%	21.4%	20.6%
Technology	26.2%	27.4%	29.0%	26.9%	26.3%	25.8%	26.0%
Energy and Utilities	7.5%	7.6%	7.7%	7.7%	7.5%	7.5%	7.5%
Telecommunications, ISP, and Cable	14.7%	15.9%	15.6%	15.1%	18.6%	19.9%	19.3%
Other	6.4%	5.2%	5.0%	5.5%	4.6%	2.4%	3.4%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

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